EXHIBIT 5.1

DLA Piper LLP (US)

701 Fifth Avenue

Suite 7000

Seattle, Washington 98104

August 3, 2011

AsiaInfo-Linkage, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, P. R. China

Re:	AsiaInfo-Linkage, Inc. Registration Statement of Form S-8

Ladies and Gentlemen:

As legal counsel for AsiaInfo-Linkage, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to 8,409,834 shares (the “Shares”) of the Common Stock, $0.01 par value, of the Company (“Common Stock”), which may be issued pursuant to awards granted under the Company’s 2011 Stock Incentive Plan (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion that the Shares are duly authorized and will be validly issued, we have relied solely upon our examination of the authorized shares provisions of the Company’s Certificate of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. We express no opinion concerning any law other than the corporation laws of the State of Delaware, including statutory law, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.

Based on such examination, we are of the opinion that the Shares are duly authorized shares of Common Stock and if, as and when issued and delivered against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)